Exhibit 99.1

FOR RELEASE: Tuesday, July 12, 2016

AMERICAN AIRLINES, CITI, BARCLAYCARD US, AND MASTERCARD

ANNOUNCE NEW CREDIT CARD AGREEMENTS

Expanded partnerships continue benefits for AAdvantage® members

FORT WORTH, Texas – American Airlines and its partners in the AAdvantage® credit card program announced new agreements today to extend their relationships and continue providing AAdvantage® miles and other benefits to customers.

American has entered into new agreements with both Citi and Barclaycard US. The agreements will allow Citi to continue offering its lineup of cards to new customers through multiple exclusive channels such as digital – including aa.com – mobile, direct mail, and Admirals Club lounges.

The agreements will also allow Barclaycard US, the payments business of Barclays in the United States, to offer its cards to new customers in airports and exclusively during flights beginning in January 2017.

Current cardholders will continue to see the same great benefits from both Citi and Barclaycard US as well as benefit from a new, long-term exclusive agreement with MasterCard.

“These long-term relationships with our innovative credit card partners provide our customers with the best ways to enhance their travel experience. From earning miles to boarding early and checking a bag for free, our customers tell us how much they value their AAdvantage®-affiliated cards,” said Andrew Nocella, chief marketing officer for American Airlines. “Our new dual-issuer arrangement is the first of its kind in the U.S. airline industry, and was enabled by the progressive partnership with Citi, Barclaycard US and MasterCard.”

“We are delighted to announce a multi-year extension of our nearly three-decade long partnership with American Airlines,” said Ralph Andretta, Head of U.S. Branded Cards, Citi. “This renewal reinforces our strong commitment to delivering exceptional value, benefits and service to our mutual customers today and for years to come.”

“We are thrilled to extend and expand upon our strategic partnership with American Airlines,” said Denny Nealon, Head of Partnerships, Barclaycard US. “We are proud to continue to help American Airlines grow its business and drive even greater loyalty and engagement with its customers. Together, we will offer consumers and American Airlines enthusiasts richly rewarding benefits, easy and convenient ways to earn their next award flight, and fantastic service.”

American Airlines, Citi, Barclaycard US and MasterCard announce Announce New Credit Card Agreements

July 12, 2016

“We have enjoyed a long and successful partnership with American Airlines and the award-winning AAdvantage program and we are pleased to extend our relationship as the exclusive payment network for many years to come,” said Craig Vosburg, president North America, MasterCard. “We look forward to working with our bank partners – Citi and Barclaycard – to deliver seamless, safe and secure payments services through our global network, product innovations, and many Priceless experiences.”

About American Airlines Group

American Airlines and American Eagle offer an average of nearly 6,700 flights per day to nearly 350 destinations in more than 50 countries. American has hubs in Charlotte, Chicago, Dallas/Fort Worth, Los Angeles, Miami, New York, Philadelphia, Phoenix, and Washington, D.C. American is a founding member of the oneworld® alliance, whose members serve more than 1,000 destinations with about 14,250 daily flights to over 150 countries. Shares of American Airlines Group Inc. trade on Nasdaq under the ticker symbol AAL. In 2015, its stock joined the S&P 500 index. Connect with American on Twitter @AmericanAir and at Facebook.com/AmericanAirlines.

About Barclaycard US

Barclaycard is part of Barclays, a transatlantic consumer, corporate and investment bank that moves, lends, invests and protects money for customers and clients worldwide. Headquartered in Wilmington, Del., Barclaycard US is one of the fastest growing top-10 credit card issuers in the nation. The company creates customized, co-branded credit card programs for some of the country’s most successful travel, entertainment, retail, affinity and financial institutions. The business also issues its own Barclaycard branded credit cards and offers high-yield online savings accounts and CDs. For more information on Barclaycard please visit BarclaycardUS.com.

About Citi

Citi, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

About MasterCard

MasterCard, is a technology company in the global payments industry. We operate the world’s fastest payments processing network, connecting consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. MasterCard products and solutions make everyday commerce activities – such as shopping, traveling, running a business and managing finances – easier, more secure and more efficient for everyone. Follow us on Twitter @MasterCardNews, join the discussion on the Beyond the Transaction Blog and subscribe for the latest news on the Engagement Bureau.

American Airlines, Citi, Barclaycard US and MasterCard announce Announce New Credit Card Agreements

July 12, 2016

American Airlines Corporate Communications

817-967-1577

mediarelations@aa.com

Barclaycard US

Matt Fields

302-255-7807

Mfields@barclaycardus.com

Citi

Liz Fogarty

212-559-0486

MasterCard

Jim Issokson

914-249-6286

james_issokson@mastercard.com

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